UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2010

ARGAN, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-31756	13-1947195
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Church Street, Suite 201, Rockville, MD	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 315-0027

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On December 16, 2010, the Board of Directors of Argan, Inc. (“Argan”) approved management’s plan to shut down the operations of the nutritional products line of business conducted by its wholly-owned subsidiary, Vitarich Laboratories, Inc. (“Vitarich”) and liquidate Vitarich. Since 2006, Vitarich has incurred operating results that were consistently below expected results. The loss of major customers and the reduction in the amounts of orders received from major customers caused net revenues to decline and this line of business to report operating losses.

Argan reported an operating loss for Vitarich of approximately $1.4 million for the nine months ended October 31, 2010. It reported operating losses for Vitarich of approximately $2.2 million, $6.9 million and $8.9 million for the fiscal years ended January 31, 2010, 2009 and 2008, respectively, including impairment losses related to the indefinite-lived and long-lived assets of approximately $2.0 million and $6.8 million for the fiscal years ended January 31, 2009 and 2008, respectively. By recording the impairment losses, Vitarich eliminated the carrying values of these assets.

The plan will result in the closure of the office and production facilities of Vitarich that are located in Naples, Florida, and the termination of approximately sixty (60) employees in Naples. Vitarich began notifying its employees of the plan on December 16, 2010. As the wind down of this operation is expected to occur over the next 90 days, with completion anticipated in March 2011, management is unable to provide an accurate estimate of the total costs expected to be incurred pursuant to the plan at this time. However, Argan expects to incur accounting charges primarily in the following areas — unused inventory and uncollectible accounts receivable; lease abandonment and other facility closure costs; and employee termination benefits. Management expects that the substantial portions of such charges will be recorded during the fiscal quarters ending January 31 and April 30, 2011. It also anticipates that the expected losses described above will be partially mitigated by the favorable net effect of certain income tax benefits associated with the execution of the plan.

Management has begun the effort to estimate the amounts of the costs expected to be incurred, including the amount of such costs that will result in future cash outlays, that are required for disclosure under Item 2.05 of Form 8-K. Argan will file an amendment to this Form 8-K in order to provide such information when the formulation of management’s estimates is complete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGAN, INC.

Date: December 20, 2010	By:	/s/ Arthur F. Trudel
Arthur F. Trudel Senior Vice President and Chief Financial Officer